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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



To the Board of Directors of
W Holding Company, Inc.
Mayaguez, Puerto Rico


We consent to the incorporation by reference in Registration Statements No. 333-60126 and 333-103905 of W Holding Company, Inc. on Forms S-8 and S-3, respectively, of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1,
2001), appearing in this Annual Report on Form 10-K/A of W Holding Company, Inc. for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
May 12, 2003


Stamp No. 1878621
affixed to original.